         HAMILTON MORGAN LLC INTERESTS REDEMPTION AND EXCHANGE AGREEMENT
         ---------------------------------------------------------------

         THIS HAMILTON MORGAN LLC INTERESTS REDEMPTION AND EXCHANGE
AGREEMENT (this "Agreement") is made and entered into, effective for all purposes and in all respects, as of August , 1997, by and between (i) HAMILTON MORGAN L.L.C., a Delaware limited liability company (the "Company"), (ii) AVATEX CORPORATION (formerly FoxMeyer Health Corporation), a Delaware corporation ("Fox Health"), (iii) ABBEY BUTLER ("Butler"), (iv) MELVYN J. ESTRIN ("Estrin"), (v) ROBERT M. HAFT ("R. Haft") and (vi) ROBERT M.
HAFT and MARY Z. HAFT, tenants by the entirety ("Haft").

                                    RECITALS
                                    --------

         WHEREAS, Fox Health and Haft are members of the Company pursuant to the Operating Agreement (as defined below);

         WHEREAS, on December 18, 1996, Fox Health sent notice to Haft that Fox Health was triggering the buy-sell provisions of paragraph 14 of the Operating Agreement (the "Buy-Sell");

         WHEREAS, by notice dated December 23, 1996 Haft informed Fox Health that Haft was disputing certain interpretations of Fox Health's triggering of the Buy-Sell and that Haft was invoking the arbitration provisions of paragraph 18(l) of the Operating Agreement;

         WHEREAS, Fox Health asserts that the Company owes Fox Health the sum of $3,000,000 pursuant to the "FoxMeyer Note" (as defined in the Operating Agreement);

         WHEREAS, the Company asserts that the FoxMeyer Note has never been executed and disputes its obligation therefor;

         WHEREAS, Fox Health and Haft each acknowledges that, by virtue of the terms of the Operating Agreement and the Joint Proxy (as defined below), each of them presently does not possess (i) exclusive voting power control over the Company or (ii) exclusive voting power or control over either the Stock (as defined below) or the Proxy Stock (as defined in the Joint Proxy) for which it or its affiliates is the record owner;

         WHEREAS, Fox Health acknowledges that (i) it would be materially benefited by its acquiring exclusive dominion and control over the Stock, (ii) the block of shares comprising the Stock have, by virtue of their collective percentage of the total number of issued and outstanding shares of Phar-Mor, Inc. stock, an aggregate value in excess of the value that would be

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computed by multiplying the number of such shares by the current trading price per share of Phar-Mor, Inc. stock, (iii) Fox Health would be materially benefited by gaining voting power over any shares of Proxy Stock for which it or its affiliates is the record shareholder, and (iv) Fox Health would be materially benefited by resolving any disputes concerning collection of the FoxMeyer Note;

         WHEREAS, in resolution of the disputes between Haft and Fox Health concerning Fox Health's triggering of the Buy-Sell and all other disputes between them, the parties have mutually agreed for (i) Fox Health to exchange certain marketable securities for certain other marketable securities owned by the Company, (ii) the Company to redeem Fox Health's interests in the Company, and Fox Health has agreed to withdraw from the Company and to have its interests in the Company completely liquidated by the Company, and the non-withdrawing members of the Company have caused the Company to agree to liquidate all such interests of Fox Health in the Company, and (iii) the Company to satisfy the FoxMeyer Note.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:


1. Recitals. The foregoing recitals are hereby incorporated by reference in, and made a substantive part of, this Agreement.

2. Definitions. As used herein, the following terms shall have the following meanings (applicable to both the singular and plural forms thereof):

                  2.1. "Arbitrator" shall mean the American Arbitration Association which is administering the pending arbitration proceeding between Haft and Fox Health brought pursuant to paragraph 18(l) of the Operating Agreement.

                  2.2. "Bankruptcy Code" shall mean 11 U.S.C.ss.101 et. seq.

                  2.3. "Butler" shall mean Abbey Butler, Co-Chairman of Fo Health and a member of the Board of Directors of Phar-Mor.

                  2.4. "Closing" shall have the meaning ascribed to it in
Section 9.1 below.

                  2.5. "Company's Counsel Opinion" shall mean the legal opinion of Tucker, Flyer & Lewis, counsel to the Company, to be delivered at Closing in the form of Exhibit A attached hereto.

                  2.6. "Company Interests" shall mean the Fox Health LLC
Interest.

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                  2.7. "Company Note" shall mean that certain promissory note referenced in the Operating Agreement as the "FoxMeyer Note".

                  2.8. "Credit Lyonnais-Company Pledge" shall mean that certain Security Agreement (Hamilton Morgan, L.L.C.) between the Company and Credit Lyonnais, dated September 6, 1995.

                  2.9. "Credit Lyonnais-Fox Pledge" shall mean that certain Security Agreement (FoxMeyer Health Corporation) between Fox Health and Credit Lyonnais, dated September 6, 1995.

                  2.10."Credit Lyonnais" shall mean Credit Lyonnais New York Branch, a duly licensed branch under the New York Banking Law of a foreign banking corporation organized under the laws of the Republic of France.

                  2.11."Credit Lyonnais Consent and Termination Agreement" shall mean a written agreement to be executed at Closing by the Company and Credit Lyonnais whereby Credit Lyonnais (i) consents to the Company's transfer of the Distributed Shares, the Exchange Shares and the Payoff Shares to Fox Health pursuant to Sections 3, 4.2 and 4.3 of this Agreement, (ii) releases the Company of all of the Company's covenants, undertakings and obligations under, and terminates, the Credit Lyonnais-Company Pledge, and (iii) releases and terminates its security interest in the Fox Health LLC Interest (and executes and delivers to the Company appropriate Forms UCC-3), and the Company provides Credit Lyonnais with a reciprocal release, all in form and content acceptable to the Company and its counsel in their reasonable discretion.

                  2.12.[Intentionally left blank.]

                  2.13."Delaware Court Order" shall mean an order of the United States Bankruptcy Court for the District of Delaware in that action styled Official Committee of Unsecured Creditors of FoxMeyer Corporation et al., v. FoxMeyer Health Corporation (Adversary No. 96-205), whereby the Court (a) modifies the Agreed Preliminary Injunction Order entered on March 5, 1997 in such adversary proceeding (i) to permit Fox Health to enter into, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party, and (ii) to permit the use of $6,060,000 of the funds now held pursuant to the Escrow Agreement (as defined in the Trustee Settlement Agreement) to purchase the Exchange Assets; or (b) dissolves the Agreed Preliminary Injunction Order (without issuing a comparable injunction order in lieu thereof).

                  2.14."Distributed Shares" shall mean a number of shares of common stock, $0.01 par value per share, of Phar-Mor equal to (a) three million seven hundred fifty thousand (3,750,000) less (b) the number of Payoff Shares less (c) the number of Exchange Shares. The

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Distributed Shares shall be distributed to Fox Health pursuant to Section 4.2 hereof. The sum of (a) the Distributed Shares plus (b) the Payoff Shares plus
(c) the Exchange Shares shall equal three million seven hundred fifty thousand (3,750,000).

                  2.15."Estrin" shall mean Melvyn J. Estrin, Co-Chairman of Fox Health and a member of the Board of Directors of Phar-Mor.

                  2.16."Exchange Assets" shall mean publicly traded (on the New York Stock Exchange or the NASDAQ over-the-counter trading system) registered shares of common stock that are free and clear of any lien, claim, encumbrance or restriction of any kind whatsoever, which are purchased on the day of Closing and which cost at least $6,060,000 (including normal brokerage costs) and are to be assigned to the Company by Fox Health pursuant to Section 3 below. The Exchange Assets shall be subject to the selection and approval of Haft, in their reasonable discretion.

                  2.17."Exchange Shares" shall mean a number of shares of common stock, $0.01 par value per share, of Phar-Mor calculated by dividing (a) Six Million Sixty Thousand Dollars ($6,060,000) by (b) the closing trading price per share of Phar-Mor common stock as reported in The Wall Street Journal for the day that is five (5) business days prior to Closing (if no trading price is reported, the closing trading price shall be the average trading price for the last five (5) business days on which trading occurred).

                  2.18."Fairness Opinion/FBR" shall mean a written opinion rendered to the Company and Haft by Friedman Billings & Ramsey that, as the result of the Company's (i) distribution of the Distributed Shares to Fox Health in complete redemption of the Fox Health LLC Interest, (ii) transfer of the Exchange Shares to Fox Health for the Exchange Assets, and (iii) payment of the Payoff Shares in full satisfaction of the Company Note, the consideration being received by Fox Health in exchange for the consideration being transferred by Fox Health in the aggregate is fair from a financial point of view to Fox Health. Haft shall be solely responsible for all of the costs and expenses relating to the preparation and delivery of the Fairness Opinion/FBR.

                  2.19."Fairness Opinion/Gordian" shall mean a written opinion rendered to Fox Health by Gordian Group L.P. in the form of Exhibit A-1 attached hereto that, as the result of the Company's (i) distribution of the Distributed Shares to Fox Health in complete redemption of the Fox Health LLC Interest, (ii) transfer of the Exchange Shares to Fox Health for the Exchange Assets, and (iii) payment of the Payoff Shares in full satisfaction of the Company Note, the consideration being received by Fox Health in exchange for the consideration being transferred by Fox Health in the aggregate is fair from a financial point of view to Fox Health.

Fox Health shall be solely responsible for all of the costs and expenses relating to the preparation and delivery of the Fairness Opinion/Gordian. The Fairness Opinion/Gordian shall be in substantially the same form as Exhibit A-1 hereto; provided, however, that it shall be subject to change due to any material changes in relevant facts and circumstances prior to the Closing; provided, further, however, that the opinion rendered by Gordian Group L.P. at Closing shall reach the conclusion stated in the immediately preceding sentence.

                  2.20."Fox Corp." shall mean FoxMeyer Corporation, a Delaware corporation and wholly-owned subsidiary of Fox Health.

                  2.21."Fox Drug" shall mean FoxMeyer Drug Company, a Delaware corporation and wholly-owned subsidiary of Fox Corp.

                  2.22."Fox Health's Counsel Opinion" shall mean the legal opinion of Weil, Gotshal & Manges, counsel to Fox Health, to be delivered at Closing in the form of Exhibit B attached hereto.

                  2.23."Fox Health LLC Interest" shall mean the sixty-nine and eight-tenths percent (69.8%) limited liability company interest in the Company owned by Fox Health, including, without limitation, (i) all cash, proceeds, interests, surplus, issues, profits, payments, distributions and other property currently on account or at any time received, receivable or otherwise payable or distributable, after the date hereof, in respect of such limited liability company interest, and the right to receive, receipt for, use and enjoy all such items, (ii) all right, title and interest of the owner of such limited liability company interest in and to all real and personal property of the Company, (iii) all voting rights associated with such limited liability company interest and
(iv) all other rights, however characterized, now or hereafter held by the Company attributable to such limited liability company interest.

                  2.24.[Intentionally Omitted.]

                  2.25."Haft" shall mean Robert M. Haft and Mary Z. Haft, tenants by the entirety and members of the Company.

                  2.26."Indemnification Agreement" shall mean that certain Indemnification Agreement to be executed by Fox Health for the benefit of the Company and Haft in the form of Exhibit C attached hereto.

                  2.27."L. Haft" shall mean Linda G. Haft, a member of the Board of Directors of Phar-Mor appointed by Haft under the Operating Agreement.

                  2.28."Insolvent" has the meaning ascribed to it in 11 U.S.C. ss. 101(32) or under any applicable state insolvency statute.

                  2.29."Joint Proxy" shall mean that certain Joint Irrevocable Proxy dated May 5, 1995, by and among R. Haft, Fox Health, Fox Corp. and the Company.

                  2.30."Joint Proxy Termination Agreement" shall mean that certain Joint Proxy Termination Agreement to be executed by and among R. Haft, the Company and Fox Health, in the form of Exhibit D attached hereto.

                  2.31."Member Consent" shall mean the irrevocable written consent of Haft and Fox Health to be executed as of the date hereof authorizing
R. Haft, as President of the Company, to enter into the Transaction Documents and consummate the transactions contemplated thereunder.

                  2.32."Operating Agreement" shall mean that certain Amended and Restated Limited Liability Company Agreement of Robert Haft Group/Phar-Mor L.L.C. (now Hamilton Morgan L.L.C.) dated May 5, 1995 between Fox Health and Haft.

                  2.33."Operating Agreement Amendment" shall mean the amendment to the Operating Agreement, in the form of Exhibit E attached hereto.

                  2.34."Payoff Shares" shall mean a number of shares of common stock, $0.01 par value per share, of Phar-Mor calculated by dividing (a) Three Million Dollars ($3,000,000) by (b) the closing trading price per share of Phar-Mor common stock as reported in The Wall Street Journal for the day that is five (5) business days prior to Closing (if no trading price is reported, the closing trading price shall be the average trading price for the last five (5) business days on which trading occurred. At Closing, the Payoff Shares shall be paid to Fox Health in complete satisfaction of the Company Note pursuant to
Section 4.3 hereof.

                  2.35."Phar-Mor" shall mean Phar-Mor, Inc., a Pennsylvania corporation.

                  2.36."Proxy Stock" has the meaning ascribed to it in the Joint Proxy.

                  2.37."R. Haft" shall mean Robert M. Haft, President of the Company.

                  2.38."Registration Rights Agreement" shall mean that certain Phar-Mor, Inc. Registration Rights Agreement dated as of September, 1995 by and among Phar-Mor, the Company and Fox Drug.

                  2.39."Registration Rights Assignment" shall mean that certain Assignment and Assumption Agreement to be executed by the Company and Fox Health as of Closing, in the form of Exhibit F attached hereto, which Agreement is to assign to Fox Health all of the Company's contractual rights, if any, with respect to Phar-Mor.

                  2.40."Release" shall mean that certain general Release to be executed by the Company, R. Haft, Haft, Fox Health, Estrin and Butler as of Closing, in the form of Exhibit G attached hereto.

                  2.41."Stock" shall mean the Company's three million seven hundred fifty thousand (3,750,000) shares of common stock, $0.01 par value per share, of Phar-Mor.

                  2.42."Tolling Agreement" shall mean that certain Tolling Agreement to be executed by Fox Health, Haft and the Company as of the date hereof.

                  2.43."Transaction Documents" shall mean this Agreement, the Credit Lyonnais Consent and Termination Agreement, the Indemnification Agreement, the Joint Proxy Termination Agreement, the Member Consent, the Operating Agreement Amendment, the Registration Rights Assignment, the Release and the Tolling Agreement.

                  2.44."Trustee Settlement Agreement" shall mean that certain Settlement Agreement between Bart A. Brown, Jr., as Trustee, and Avatex Corporation.

3. Exchange of Exchange Shares for Exchange Assets. At Closing, Fox Health shall transfer good and marketable title to the Exchange Assets to the Company (and execute an appropriate stock power therefor) and, in return, the Company shall transfer the Exchange Shares to Fox Health (and execute an appropriate stock power therefor).

4.       Redemption of Company Interests; Consideration; Pay Off of
Company Note.

                  4.1. At Closing, Fox Health shall withdraw from the Company and transfer and deliver Fox Health's entire legal and beneficial right, title and interest in and to the Company Interests to the Company, free and clear of any lien, pledge, claim, option unrecorded or unfiled agreement, contract, charge, encumbrance, security interest, assessment, limitation and restriction of any nature whatsoever and the Company shall redeem the Company Interests and accept such transfer and delivery of the entire legal and beneficial right, title and interest in and to the Company Interests.

                  4.2. As consideration for the redemption of the Company Interests, the Company shall distribute the Distributed Shares to Fox Health and execute an appropriate stock power therefor.

                  4.3. At Closing, in full payment and satisfaction of the Company Note the Company shall deliver the Payoff Shares to Fox Health and execute an appropriate stock power therefor. At Closing, Fox Health shall mark the original Company Note "Paid in Full" and deliver it to the Company (or execute and deliver a lost note affidavit and indemnity in form and content satisfactory to Haft in his reasonable discretion).

5.       Representations and Warranties.

         5.1. Fox Health represents and warrants to the Company that, as of the date hereof, and as of Closing, each of the following representations and warranties is, and shall be, true, complete and correct:

                           5.1.1  Except for the Credit Lyonnais-Fox Pledge, Fox
Health has good and marketable title to the Company Interests, free and clear of any lien, pledge, claim, option, unrecorded or unfiled agreement, contract, charge, encumbrance, security interest, assessment, limitation or restriction of any nature whatsoever and Fox Health has not taken or failed to take any action and shall not take or fail to take any action which, with respect to the Company Interests, has created or resulted, or could create or result, in any lien, pledge, claim, option, unrecorded or unfiled agreement, contract, charge, encumbrance, security interest, assessment, limitation or restriction of any nature whatsoever.

                           5.1.2  Subject to the receipt of the Delaware Court
Order and subject to Credit Lyonnais's execution of the Credit Lyonnais Consent and Termination Agreement, Fox Health has the full power, right, authority and legal capacity to enter into, execute and deliver the Transaction Documents to be executed and delivered by Fox Health and to perform all of Fox Health's obligations under such Transaction Documents.

                           5.1.3  The Transaction Documents to be executed and
delivered by Fox Health are and shall be duly executed and delivered by Fox Health and are and shall be the valid and binding obligations of Fox Health, enforceable in accordance with their respective terms.

                           5.1.4  Fox Health is not the debtor in any bankruptcy
or insolvency proceeding, nor, based upon its review of its most recent financial statements and other relevant information, is it Insolvent, nor will the performance of any actual or potential obligations under this Agreement or any of the other Transaction Documents executed pursuant to this Agreement render Fox Health Insolvent.

                           5.1.5  Fox Health has good and marketable title to
te Company Note and has not transferred, assigned or otherwise conveyed any interest therein to any other party.

                           5.1.6

                                    A. Fox Health is acquiring the Distributed
Shares, the Payoff Shares and the Exchange Shares (collectively, the "Securities") solely for its own account as an investment and not with a view to any distribution or resale thereof within the meanings of such terms under the Securities Act of 1933, as amended (the "Securities Act"). Fox Health has been advised that the transfer of the Securities hereunder has not been, and will not be, registered under the Securities Act or under the provisions of any state securities or "blue sky" law.

                                    B. Fox Health is an "Accredited Investor"
(as such term is defined in Rule 501 of Regulation D of the Securities Act). The knowledge and experience of Fox Health in financial and business matters is such that it is capable of evaluating the risk of the investment in the Securities. Fox Health acknowledges that it has had access to such financial and other information, and has been afforded the opportunity to ask such question of representatives of the Company and receive answers thereto, as Fox Health has deemed necessary in connection with its decision to enter into the transactions involving the Securities, and that no representation or warranties, express or implied, are being made by the Company with respect to the Securities, other than those expressly set forth herein.

                  5.2. The Company represents and warrants to Fox Health that, as of the date hereof, and as of Closing, each of the following representations and warranties is true, complete and correct:

                           5.2.1  The Company is a limited liability company
duly organized, validly existing and in good standing under the laws of the State of Delaware.

                           5.2.2  Upon execution of the Member Consent (and
subject to Credit Lyonnais's execution of the Credit Lyonnais Consent and Termination Agreement), the Company has the full power, right authority and legal capacity to enter into, execute and deliver the Transaction Documents to be executed and delivered by the Company and to perform all of the Company's obligations under such Transaction Documents, and all actions required to authorize the transactions contemplated by such Transaction Documents and the execution and delivery by the Company of such Company Interests Documents have been duly performed and obtained.

                           5.2.3  The Transaction Documents to be executed and
delivered by the Company have been duly executed and delivered on behalf of the Company and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

                           5.2.4  Except for the Credit Lyonnais Company Pledge,
the Company has good and marketable title to the Stock free and clear of any lien, pledge, claim, option, unrecorded or unfiled agreement, contract, charge, encumbrance, security interest, assessment, limitation or restriction of any nature whatsoever and the Company has not taken or failed to take any actin and shall not take or fail to take any actin which, with respect to the Stock, has created or resulted, or could create or result, in any lien, pledge, claim, option, unrecorded or unfiled agreement, contract, charge, encumbrance, security interest, assessment, limitation or restriction of any nature whatsoever, and has not transferred, assigned or otherwise conveyed any interest therein to any other party.

6. Fox Health Covenants and Agreements. Fox Health covenants and agrees as follows:

                  6.1. Fox Health shall use its best efforts to cause Credit Lyonnais to execute and deliver at Closing the Credit Lyonnais Consent and Termination Agreement.

                  6.2. Fox Health shall execute and deliver at Closing the Operating Agreement Amendment.

                  6.3. Fox Health shall deliver at Closing the original Company Note, or an appropriate affidavit of loss and indemnification agreement in form and content satisfactory to Haft in his reasonable discretion.

                  6.4. Fox Health shall execute and deliver the Member Consent as of the date hereof.

                  6.5. Fox Health shall fully and completely satisfy its obligations under Section 2 of the Trustee Settlement Agreement.

                  6.6. Fox Health shall promptly use its best efforts to seek and obtain prior to Closing the Delaware Court Order.

                  6.7. Fox Health shall use its best efforts to cause its counsel to prepare and deliver at Closing the Fox Health's Counsel Opinion.

                  6.8. At Closing, Fox Health shall execute and deliver the Release.

                  6.9. In accordance with the requirements of this Agreement, Fox Health shall use its best efforts to obtain and deliver the Fairness Opinion/Gordian.

                 6.10. At Closing, Fox Health shall execute and deliver the Joint Proxy Termination Agreement.

                 6.11. Fox Health shall execute and deliver at Closing the Registration Rights Assignment.

                 6.12. Fox Health shall execute and deliver at Closing the Indemnification Agreement.

                 6.13. Fox Health, Estrin and Butler each acknowledges and agrees that, for purposes of that certain Employment Agreement between R. Haft and Phar-Mor, Inc. dated September 11, 1995 (the "Employment Agreement"), as of Closing R. Haft will have the legal right (but not the obligation) to require Phar-Mor to treat the transactions contemplated under this Agreement as a "change of control" for purposes of the Employment Agreement, including, without limitation, paragraph 1.50 thereof.

7. Company Covenants and Agreements. The Company covenants and agrees as follows:

                  7.1.  The Company shall use its best efforts to cause Haft and
R. Haft to execute and deliver at Closing the Release and the Operating Agreement Amendment.

                  7.2. The Company shall use its best efforts to cause its counsel to prepare and deliver at Closing the Company's Counsel Opinion.

                  7.3. The Company shall execute and deliver at Closing the Joint Proxy Termination Agreement.

                  7.4. The Company shall execute and deliver at Closing the Registration Rights Assignment.

                  7.5. The Company shall execute and deliver at Closing the Credit Lyonnais Consent and Termination Agreement.

                  7.6. The Company shall use its best efforts to obtain the Fairness Opinion/FBR.

                  7.7. The Company shall execute and deliver at Closing the Release.

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8.       Other Covenants and Agreements.

                  8.1. R. Haft and Haft shall execute and deliver the Release and the Operating Agreement Amendment at Closing.

                  8.2. R. Haft shall cause L. Haft to resign as a member of the board of directors of Phar-Mor on or prior to Closing.

                  8.3. At or prior to Closing, R. Haft shall resign as a member of the board of directors of Phar-Mor, provided that he is legally entitled to the benefits of the written severance agreement contemplated by Section 10.1.11.

                  8.4. R. Haft shall execute and deliver the Proxy Termination Agreement at Closing.

9.       Closing.

                  9.1. Closing under this Agreement shall occur as soon as practicable and, in any event, within thirty (30) days of the date of this Agreement at Tucker, Flyer & Lewis, 1615 L Street, N.W., Suite 400, Washington, D.C. 20036.

                  9.2. R. Haft shall have the right, exercisable in his sole discretion, to terminate this Agreement if the Delaware Court Order is not issued within thirty (30) days after the date of this Agreement.

10.      Conditions Precedent.

                 10.1. The Company's and Haft's obligations to close under this Agreement shall be subject to the following conditions precedent (any of which may be waived, in whole or in part, by the Company and/or Haft in its or their sole discretion):

                          10.1.1  Fox Health shall have transferred good and
marketable title to the Exchange Assets to the Company.

                          10.1.2  Credit Lyonnais shall have executed and
delivered the Credit Lyonnais Consent and Termination Agreement, in form and content acceptable to the Company and its counsel in their reasonable discretion.

                          10.1.3  Fox Health shall have executed and delivered
to the Company the Operating Agreement Amendment.

                          10.1.4  Fox Health shall have delivered to the Company
the original Company Note or an appropriate affidavit of loss and indemnification agreement (in form and content satisfactory to Haft in his reasonable discretion).

                          10.1.5  Fox Health shall have executed and delivered
to the Company the Release.

                          10.1.6  Fox Health's counsel shall have delivered to
the Company the Fox Health's Counsel Opinion.

                          10.1.7  As of Closing, there shall be no pending or
threatened action, proceeding, judgment, ruling, order or injunction that prevents, impairs or impedes, or, if successful, reasonably could be expected to prevent, impair or impede, the consummation of the transactions contemplated hereby.

                          10.1.8  Fox Health shall have obtained the Delaware
Court Order.

                          10.1.9  Fox Health shall have executed and delivered
to the Company the Joint Proxy Termination Agreement.

                          10.1.10 Fox Health shall have executed and delivered
the Registration Rights Assignment.

                          10.1.11 R. Haft shall have entered into a written
severance agreement with Phar-Mor, with respect to the Employment Agreement on terms and conditions and in form and content acceptable to R. Haft, and Phar-Mor shall have fully performed all of its obligations thereunder for which performance is due on or before the "Effective Date" (as defined in such severance agreement).

                          10.1.12 Fox Health shall have delivered a copy of the
final signed version of the Fairness Opinion/Gordian to the Company in the form required by this Agreement.

                          10.1.13 The Company and Haft shall have received the
Fairness Opinion/FBR.

                          10.1.14 Fox Health shall be in full compliance with
all of its representations, warranties and covenants under the Trustee Settlement Agreement and the Trustee (as defined under the Trustee Settlement Agreement) shall not have claimed any default by Fox Health thereunder. Fox Health shall certify at Closing to the Company and Haft in writing as to such compliance.

                 10.2. Fox Health's obligations to close under this Agreement shall be subject to the following conditions precedent (any of which may be waived, in whole or in part, by Fox Health in its sole discretion):

                         10.2.1  Credit Lyonnais and the Company shall have
executed and delivered the Credit Lyonnais Consent and Termination Agreement, in form and content acceptable to Fox Health and its counsel in their reasonable discretion.

                         10.2.2  The Company and Haft shall have executed and
delivered to Fox Health the Operating Agreement Amendment.

                         10.2.3  The Company, Haft and R. Haft shall have
executed and delivered to Fox Health the Release.

                         10.2.4  The Company's counsel shall have delivered to
Fox Health the Company's Counsel Opinion.

                         10.2.5  As of Closing, there shall be no pending or
threatened action, proceeding, judgment, ruling, order or injunction that prevents, impairs or impedes, or, if successful, reasonably could be expected to prevent, impair or impede, the consummation of the transactions contemplated hereby.

                         10.2.6  The Company and R. Haft shall have executed
and delivered to Fox Health at Closing the Joint Proxy Termination Agreement.

                         10.2.7  The Company shall have executed and delivered
the Registration Rights Assignment.

                         10.2.8  R. Haft and L. Haft shall each have resigned
as a member of Phar-Mor's Board of Directors.

                         10.2.9  Fox Health shall have obtained the Delaware
Court Order and the Fairness Opinion/Gordian.

                         10.2.10 The Company shall have transferred good and
marketable title to the Payoff Shares, Exchange Shares and Distributed Shares to Fox Health; provided, however, that certificate(s) for 1,132,500 of the Shares shall be delivered directly to the "Trustee" or the "Escrow Agent" (as both such terms are defined under the Trustee Settlement Agreement) as required by the Trustee Settlement Agreement.

11. Tolling of Arbitration Proceeding and Suspension of Buy-Sell. Concurrently with the execution of this Agreement, Fox Health, Haft and the Company shall enter into the Tolling Agreement and shall submit the Tolling Agreement to the Arbitrator.

12. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of (and not the laws pertaining to conflicts or choice of law) the State of Delaware.

13. Costs and Expenses. The Company and Fox Health and each of the other parties shall each bear their respective costs and expenses incurred in connection with the negotiation and preparation of the Transaction Documents, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

14. No Third Party Beneficiaries. This Agreement is made for the benefit of the parties hereto and no third person or entity shall have any right, claim or interest by virtue of any provision hereof.

15. Binding Effect; No Assignment. This Agreement and all covenants, agreements, representations and warranties contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors or administrators, personal or legal representatives and permitted assigns. Neither party hereto may sell, transfer or assign all or any portion of its rights or obligations hereunder.

16. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

17. Severability of Provisions. If any term, provision or condition or any portion of any term, provision or condition of this Agreement, or the application of any such term, provision or condition or any portion thereof to any person or circumstance, shall be held to be invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained herein, but only to the extent of such invalidity or unenforceability.

18. Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Documents contain the entire understandings and agreements among the parties with respect to the matters covered and the transactions contemplated hereunder and no other agreement, statement or promise made by any party hereto or by any employee, officer, agent or attorney of any party hereto which is not contained herein or therein shall be valid or binding.

19. Drafting. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe this Agreement more stringently against one party than any other party.

20. Waivers and Amendments. This Agreement and any term, covenant, agreement or condition contained herein may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, and consent or approval hereunder may be given, only by a written instrument signed personally by the parties hereto or, in the case of a waiver, by the party personally waiving compliance by a written instrument signed personally by such party and after the event of any such amendment, waiver or consent, the failure to observe, perform or discharge any such term, covenant, agreement or condition (whether such amendment is executed or such waiver or consent is given before or after such failure shall not be construed as a breach of such term, covenant, agreement or condition or an event of default. Unless otherwise expressly set forth in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

21.      Notices.

                  21.1. All notices, requests, demands, consents, approvals and other communications that may or are required to be served or given hereunder (collectively, "notices") shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, or by reputable overnight delivery service, addressed as follows:

                           21.1.1  If to the Company:

                                           Hamilton Morgan, L.L.C.
                                           3000 K Street, N.W.
                                           Suite 105
                                           Washington, D.C.  20007

                                           with a copy to:

                                           Tucker, Flyer & Lewis
                                           1615 L Street, N.W.
                                           Suite 400
                                           Washington, D.C. 20036
                                           ATTN: Michael A. Schlesinger, Esquire

                           21.1.2   If to Robert M. Haft:

                                           3000 K Street, N.W.
                                           Suite 105
                                           Washington, D.C.  20007

                                           with a copy to:

                                           Tucker, Flyer & Lewis
                                           1615 L Street, N.W.
                                           Suite 400
                                           Washington, D.C. 20036
                                           ATTN: Michael A. Schlesinger, Esquire

                           21.1.3   If to Haft:

                                           2346 Massachusetts Avenue, N.W.
                                           Washington, D.C. 20008

                                           with a copy to:

                                           Tucker, Flyer & Lewis
                                           1615 L Street, N.W.
                                           Suite 400
                                           Washington, D.C. 20036
                                           ATTN: Michael A. Schlesinger, Esquire

                           21.1.4   If to Fox Health:

                                           Avatex Corporation
                                           5910 North Central Expressway
                                           Suite 1780
                                           Dallas, Texas  75206
                                           Attn: Robert Stone, Esquire

                                           with a copy to:

                                           Weil, Gotshal & Manges
                                           767 5th Avenue
                                           New York, New York  10153
                                           Attn: Stephen E. Jacobs, Esquire

                           21.1.5   If to Butler:

                                           Mr. Abbey Butler
                                           207 Dune Road
                                           Box 137
                                           West Hampton Beach, New York 11978

                                           with a copy to:
                                           Weil, Gotshal & Manges
                                           767 5th Avenue
                                           New York, New York  10153
                                           Attn: Stephen E. Jacobs, Esquire



                           21.1.6   If to Estrin:

                                           Mr. Melvyn J. Estrin
                                           Human Service Group, Inc.
                                           7200 Wisconsin Avenue, N.W.
                                           Suite 600
                                           Bethesda, Maryland  20814

                                           with a copy to:
                                           Weil, Gotshal & Manges
                                           767 5th Avenue
                                           New York, New York  10153
                                           Attn:  Stephen E. Jacobs, Esquire

                  21.2. All notices shall be deemed given (i) when received, in the case of notices given by registered or certified mail, (ii) one business day after delivery to an overnight delivery service, in the case of notices given by reputable overnight delivery service, or (iii) upon delivery thereof, in the case of notices given personally with failure to accept delivery constituting delivery for this purpose.

22. Survival. All agreements, covenants, representations and warranties made hereunder or in any other of the Transaction Documents by or on behalf of the parties hereto shall continue after execution hereof and survive the date hereof indefinitely.

23. Limitation on Remedies. Notwithstanding anything contained in this Agreement, the sole and exclusive remedy of Fox Health, Butler and Estrin against Mary Z. Haft for any breach or default under this Agreement (but not any of the other Transaction Documents) shall be the remedy of specific performance, and Fox Health, Butler and Estrin hereby irrevocably and forever waive any and all other legal and equitable remedies (including, without limitation, the remedy of a suit or claim for damages) against Mary Z. Haft for any such breach or default; provided, however, that R. Haft shall be fully liable and responsible for, and shall pay all damages in respect of, any breach or default by Mary Z. Haft under this Agreement.

24. Duration. This Agreement shall be a continuing one and shall be binding upon the parties regardless of how long before or after the date of this Agreement any of the parties, obligations were or are incurred. This Agreement may be terminated only by a writing executed personally and delivered by all of the parties.

25. Tense, Gender. As used herein, the plural shall refer to and include the singular, and the singular the plural, and the use of any gender shall include and refer to any other gender.

26. Captions. The captions herein are for reference purposes only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

27. Press Release; Disclosure. The parties agree that they shall not issue any press release or statement or otherwise communicate with the media concerning the terms, conditions or events surrounding the transactions reflected by or contemplated under the Transaction Documents without the prior written consent of the other parties hereto; provided, however, that nothing contained herein shall prevent the parties from making any public disclosure to the extent necessary to comply with any applicable securities law, rule or regulation. A copy of the press release that Fox Health shall issue in connection with these transactions is attached hereto as Exhibit I; it being understood and agreed that Fox Health may modify such press release to the extent required for it to comply with applicable securities law reporting requirements in light of material changes in relevant facts and circumstances after the date hereof.

28. Dispute Resolution. Effective on and after the Closing, in the event a controversy or claim arises under or related to this Agreement or any of the other Transaction Documents and the parties to the dispute do not settle their dispute, any unresolved claim or controversy shall, at the election of either party to pursue such controversy or claim, be submitted to binding arbitration before a single neutral arbitrator, said arbitrator to be an attorney admitted to practice before the District of Columbia Superior Court with at least ten (10) years experience in complex commercial transactions (a "Qualified Arbitrator"). The Qualified Arbitrator shall be selected through the following procedure: within ten (10) days following a party's notice of its election to arbitrate, each party shall submit to the other a list of at least five (5) qualified attorneys and the parties shall proceed in good faith to select a Qualified Arbitrator from such lists. If the parties are unable to agree upon a Qualified Arbitrator within thirty (30) days of submission of such lists, then they shall seek appointment of a Qualified Arbitrator from the Large Complex Case Panel of the American Arbitration Association. The arbitration shall be conducted within the greater Washington, D.C. metropolitan area in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (provided, however, that discovery shall be governed by the rules of the United States District Court for the Eastern District of Virginia), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; it being the intent of the parties hereto that, if arbitration is pursued hereunder, any award made pursuant thereto shall be binding upon and enforceable against the parties hereto. The parties hereto specifically and expressly desire that any such controversy or claim be resolved in the most expeditious manner possible, and, accordingly, irrevocably instruct any such arbitrator to issue a decision and award within ninety (90) days from the date such arbitration is commenced.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                   HAMILTON MORGAN L.L.C., a Delaware
                                     limited liability company


                                   By: /s/ Robert M. Haft
                                       ------------------------------------
                                           Robert M. Haft, President




                                   AVATEX CORPORATION (formerly
                                            FoxMeyer Health Corporation),
                                            a Delaware corporation


                                   By: /s/ Abbey Butler
                                       ------------------------------------
                                   Name:   Abbey Butler
                                   Title:  Co- Chief Executive Officer



                                    /s/ Abbey Butler
                                        -----------------------------------
                                        ABBEY BUTLER


                                    /s/ Melvyn J. Estrin
                                        -----------------------------------
                                        MELVYN J. ESTRIN


                                    /s/ Robert M. Haft
                                        -----------------------------------
                                        ROBERT M. HAFT, individually


                                    /s/ Robert M. Haft
                                        -----------------------------------
                                        ROBERT M. HAFT, tenant by
                                        the entirety

                                     /s/ Mary Z. Haft
                                         ------------------------------------
                                         MARY Z. HAFT, tenant by
                                         the entirety